Exhibit 99.1

CVR Energy Reports First Quarter 2024 Results
and Announces a Cash Dividend of 50 cents

SUGAR LAND, Texas (April 29, 2024) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income attributable to CVR Energy stockholders of $82 million, or $0.81 per diluted share, on net sales of $1.9 billion for the first quarter of 2024, compared to net income attributable to CVR Energy stockholders of $195 million, or $1.94 per diluted share, on net sales of $2.3 billion for the first quarter of 2023. Adjusted earnings for the first quarter of 2024 was 4 cents per diluted share compared to adjusted earnings of $1.44 per diluted share in the first quarter of 2023. Net income for the first quarter of 2024 was $90 million, compared to net income of $259 million in the first quarter of 2023. First quarter 2024 EBITDA was $203 million, compared to first quarter 2023 EBITDA of $401 million. Adjusted EBITDA for the first quarter of 2024 was $99 million, compared to Adjusted EBITDA of $334 million in the first quarter of 2023.

“CVR Energy achieved solid results for the 2024 first quarter driven by lower RINs’ expense and higher crude oil and refined product prices, offset by lower refining margins and reduced throughput related to the Wynnewood refinery’s planned turnaround,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “CVR Energy also was pleased to announce a regular first quarter 2024 cash dividend of 50 cents per share, part of our peer-leading annualized dividend yield of approximately six percent.

“CVR Partners posted solid operating results for the first quarter of 2024 driven by higher ammonia sales volumes attributable to favorable weather conditions, steady nitrogen fertilizer demand for the spring pre-planting season and improved nitrogen fertilizer pricing,” Lamp said. “CVR Partners also was pleased to declare a first quarter 2024 cash distribution of $1.92 per common unit.”

Petroleum

The Petroleum Segment reported first quarter 2024 operating income of $118 million on net sales of $1.7 billion compared to operating income of $237 million on net sales of $2.0 billion in the first quarter of 2023.

First quarter 2024 combined total throughput was approximately 196,000 bpd compared to approximately 196,000 bpd of combined total throughput for the first quarter of 2023.

Refining margin was $290 million, or $16.29 per total throughput barrel, in the first quarter of 2024 compared to $411 million, or $23.24 per total throughput barrel, during the same period in 2023. The primary factors contributing to the $121 million decrease in refining margin were:
•A decrease in the Group 3 2-1-1 crack spread of $14.61 per barrel, driven by a tightening of gasoline and distillate crack spreads primarily due to increased inventory levels and lower demand in the current year; and
•Unfavorable derivative impacts of $57 million from losses on open crack spread swap positions in the current period compared to gains in the first quarter of 2023.
Factors partially offsetting the decrease in refining margin were:
•A decline in Renewable Fuel Standard (“RFS”) related expense of $85 million, which includes a reduction in renewable identification number (“RIN”) revaluation impact of $35 million; and
•Favorable inventory valuation impacts of $37 million for the three months ended March 31, 2024, compared to unfavorable inventory valuation impacts of $12 million for the three months ended March 31, 2023, primarily due to rising crude oil prices in the current period compared to falling crude oil prices in the first quarter of 2023.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported operating income of $20 million on net sales of $128 million for the first quarter of 2024 compared to operating income of $109 million on net sales of $226 million for the first quarter of 2023.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 193,000 tons of ammonia during the first quarter of 2024, of which 60,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 305,000 tons of urea ammonia nitrate (“UAN”). During the first quarter 2023, the fertilizer facilities produced a combined 224,000 tons of ammonia, of which 62,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 366,000 tons of UAN. These decreases were due to the 14-day planned downtime at the Coffeyville fertilizer facility in the current period.

First quarter 2024 average realized gate prices for UAN showed a reduction over the prior year, down 42 percent to $267 per ton, and ammonia was down 41 percent over the prior year to $528 per ton. Average realized gate prices for UAN and ammonia were $457 and $888 per ton, respectively, for the first quarter of 2023.

Corporate and Other

The Company reported an income tax expense of $17 million, or 15.9 percent of income before income taxes, for the three months ended March 31, 2024, as compared to an income tax expense of $56 million, or 17.8 percent of income before income taxes, for the three months ended March 31, 2023. The decrease in income tax expense was primarily due to changes in pretax earnings, while the decrease in effective tax rate was primarily due to changes in pretax earnings attributable to noncontrolling interest and the impact of federal and state tax credits and incentives in relation to overall pretax earnings.

The renewable diesel unit at the Wynnewood refinery had total vegetable oil throughputs for the first quarter of 2024 of approximately 6.9 million gallons, down from 22.4 million gallons in the first quarter of 2023. The decrease was primarily due to a catalyst change at the renewable diesel unit during the first quarter of 2024.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $644 million at March 31, 2024, an increase of $63 million from December 31, 2023. Consolidated total debt and finance lease obligations were $1.6 billion at March 31, 2024, including $547 million held by the Nitrogen Fertilizer Segment.

CVR Energy announced a first quarter 2024 cash dividend of 50 cents per share. The quarterly dividend, as declared by CVR Energy’s Board of Directors, will be paid on May 20, 2024, to stockholders of record as of May 13, 2024.

Today, CVR Partners announced that the Board of Directors of its general partner declared a first quarter 2024 cash distribution of $1.92 per common unit, which will be paid on May 20, 2024, to common unitholders of record as of May 13, 2024.

First Quarter 2024 Earnings Conference Call

CVR Energy previously announced that it will host its first quarter 2024 Earnings Conference Call on Tuesday, April 30, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The first quarter 2024 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/uzouxcj2. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13745530.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; drivers of our results; income, sales, and earnings per share; EBITDA and Adjusted EBITDA; RINs expense; asset utilization, capture, production volume, product yield and crude oil gathering rates; cash flow generation;

production; operating income and net sales; throughput, including the impact of turnarounds thereon; refining margin, including contributors thereto; impact of costs to comply with the RFS and revaluation of our RFS liability; crude oil and refined product pricing impacts on inventory valuation; dividend yield, including our performance versus peers; derivative gains and losses and the drivers thereof; crack spreads, including the drivers thereof; demand trends; RIN generation levels; ethanol and biodiesel blending activities; inventory levels; benefits of our corporate transformation to segregate our renewables business; access to capital and new partnerships; RIN pricing, including its impact on performance and the Company’s ability to offset the impact thereof; disruptions to operations, including impacts on results; carbon capture and decarbonization initiatives; ammonia and UAN pricing; global fertilizer industry conditions; grain prices; crop inventory levels; crop and planting levels; demand for refined products; economic downturns and demand destruction; production rates; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes, including factors driving same; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; income tax expense, including the drivers thereof; changes to pretax earnings and our effective tax rate; the availability of tax credits and incentives; production rates and operations capabilities of our renewable diesel unit, including the ability to return to hydrocarbon service; renewable feedstock throughput; purchases under share or unit repurchase programs (if any), or the termination thereof; reduction of outstanding debt, including through the redemption of outstanding notes; cash and cash equivalent levels; dividends and distributions, including the timing, payment and amount (if any) thereof; direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; cash reserves; timing of turnarounds; impacts of any pandemic; labor supply shortages, difficulties, disputes or strikes, including the impact thereof; the April 2024 fire at the Wynnewood Refinery including the impact thereof on our operations, financial position or otherwise; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of any pandemic, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards, including the impacts of fires at our facilities; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock and potential strategic transactions involving us or CVR Partners; general economic and business conditions; political disturbances, geopolitical instability and tensions; impacts of plant outages and weather conditions and events; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the periods ended March 31, 2024 and 2023:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Petroleum Adjusted EBITDA and Nitrogen Fertilizer Adjusted EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Petroleum Segment

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to capitalized expenditures as part of planned turnarounds. Total capitalized expenditures were $39 million and $40 million during the three months ended March 31, 2024 and 2023, respectively. The next planned turnaround is currently scheduled to take place in 2025 at the Coffeyville refinery.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023
Net sales	$1,863	$2,286
Operating costs and expenses:
Cost of materials and other	1,463	1,680
Direct operating expenses (exclusive of depreciation and amortization)	164	169
Depreciation and amortization	75	66
Cost of sales	1,702	1,915
Selling, general and administrative expenses (exclusive of depreciation and amortization)	36	39
Depreciation and amortization	1	2
Loss on asset disposal	1	—
Operating income	123	330
Other (expense) income:
Interest expense, net	(20)	(18)
Other income, net	4	3
Income before income tax expense	107	315
Income tax expense	17	56
Net income	90	259
Less: Net income attributable to noncontrolling interest	8	64
Net income attributable to CVR Energy stockholders	$82	$195

Basic and diluted earnings per share	$0.81	$1.94
Dividends declared per share	$0.50	$0.50

Adjusted earnings per share	$0.04	$1.44
EBITDA*	$203	$401
Adjusted EBITDA *	$99	$334

Weighted-average common shares outstanding - basic and diluted	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$644	$581
Working capital	512	497
Total assets	4,093	4,707
Total debt and finance lease obligations, including current portion	1,585	2,185
Total liabilities	3,026	3,669
Total CVR stockholders’ equity	879	847

Selected Cash Flow Data

	Three Months Ended March 31,
(in millions)	2024	2023
Net cash (used in) provided by:
Operating activities	$177	$247
Investing activities	(55)	(34)
Financing activities	(664)	(122)
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(542)	$91

Free cash flow*	$121	$213

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended March 31, 2024
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,722	$128	$1,863
Operating income	118	20	123
Net income	127	13	90
EBITDA*	171	40	203

Capital expenditures (1)
Maintenance capital expenditures	$22	$5	$30
Growth capital expenditures	14	—	21
Total capital expenditures	$36	$5	$51

	Three Months Ended March 31, 2023
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,993	$226	$2,286
Operating income	237	109	330
Net income	259	102	259
EBITDA*	285	124	401

Capital expenditures (1)
Maintenance capital expenditures	$36	$4	$41
Growth capital expenditures	6	—	18
Total capital expenditures	$42	$4	$59

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures.

Selected Balance Sheet Data

	March 31, 2024			December 31, 2023
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents	$425	$65	$644	$375	$45	$581
Total assets	2,986	972	4,093	2,978	975	4,707
Total debt and finance lease obligations, including current portion (1)	42	547	1,585	44	547	2,185

(1)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $1,594 million at March 31, 2024 and December 31, 2023, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended March 31,
(in millions)	2024	2023
Refining margin *	$16.29	$23.24
Refining margin adjusted for inventory valuation impacts *	14.23	23.91
Direct operating expenses *	5.78	5.90

*See “Non-GAAP Reconciliations” section below.

Refining Throughput and Production Data by Refinery

Throughput Data	Three Months Ended March 31,
(in bpd)	2024	2023
Coffeyville
Gathered crude	62,405	45,353
Other domestic	45,925	51,476
Canadian	9,532	4,121
Condensate	7,700	9,174
Other feedstocks and blendstocks	12,569	13,236
Wynnewood
Gathered crude	43,059	49,822
Other domestic	—	3,957
Condensate	10,262	15,930
Other feedstocks and blendstocks	4,340	3,425
Total throughput	195,792	196,494

Production Data	Three Months Ended March 31,
(in bpd)	2024	2023
Coffeyville
Gasoline	72,723	64,489
Distillate	56,007	50,160
Other liquid products	4,554	5,112
Solids	4,980	3,345
Wynnewood
Gasoline	31,984	39,987
Distillate	19,166	25,254
Other liquid products	5,563	6,282
Solids	6	10
Total production	194,983	194,639

Light product yield (as % of crude throughput) (1)	100.6%	100.0%
Liquid volume yield (as % of total throughput) (2)	97.0%	97.3%
Distillate yield (as % of crude throughput) (3)	42.0%	41.9%

(1)Total Gasoline and Distillate divided by total Gathered crude, Other domestic, Canadian, and Condensate throughput (collectively, “Total Crude Throughput”).
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by Total Crude Throughput.

Key Market Indicators

	Three Months Ended March 31,
	2024	2023
West Texas Intermediate (WTI) NYMEX	$76.91	$76.02
Crude Oil Differentials to WTI:
Brent	4.85	6.11
WCS (heavy sour)	(16.91)	(19.71)
Condensate	(0.83)	0.13
Midland Cushing	1.59	1.51
NYMEX Crack Spreads:
Gasoline	22.55	29.80
Heating Oil	36.87	46.93
NYMEX 2-1-1 Crack Spread	29.71	38.37
PADD II Group 3 Product Basis:
Gasoline	(9.97)	(3.77)
Ultra-Low Sulfur Diesel	(10.35)	(4.64)
PADD II Group 3 Product Crack Spread:
Gasoline	12.58	26.03
Ultra-Low Sulfur Diesel	26.51	42.29
PADD II Group 3 2-1-1	19.55	34.16

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended March 31,
(percent of capacity utilization)	2024	2023
Consolidated	90%	105%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of CVR Partners’ facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three months ended March 31, 2024 and 2023 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended March 31,
	2024	2023
Consolidated sales volumes (thousand tons):
Ammonia	70	42
UAN	284	359

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$528	$888
UAN	267	457

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	193	224
Ammonia (net available for sale) (2)	60	62
UAN	305	366

Feedstock:
Petroleum coke used in production (thousand tons)	128	131
Petroleum coke used in production (dollars per ton)	$75.71	$77.24
Natural gas used in production (thousands of MMBtus) (3)	2,148	2,102
Natural gas used in production (dollars per MMBtu) (3)	$3.10	$5.76
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,765	1,315
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.49	$7.79

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended March 31,
	2024	2023
Ammonia — Southern plains (dollars per ton)	$539	$739
Ammonia — Corn belt (dollars per ton)	574	894
UAN — Corn belt (dollars per ton)	277	373

Natural gas NYMEX (dollars per MMBtu)	$2.10	$2.76

Q2 2024 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for our Nitrogen Fertilizer Segment for the second quarter of 2024. See “Forward-Looking Statements” above.

	Q2 2024
	Low	High
Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	95%	100%
Coffeyville Fertilizer Facility	95%	100%
East Dubuque Fertilizer Facility	95%	100%
Direct operating expenses (in millions) (1)	$50	$55
Capital expenditures (in millions) (2)	$15	$20

(1)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and inventory valuation impacts.
(2)Capital expenditures are disclosed on an accrual basis.

The second quarter of 2024 outlook for our petroleum and renewables businesses is not being provided due to the undetermined impact of a fire that commenced at the Wynnewood Refinery during severe weather in the early morning hours of April 28, 2024, which fire was extinguished later that morning. The Wynnewood Refinery began the process of re-starting portions of the refinery later that evening. No employees or contractors were injured in the incident. Operations at the Coffeyville Refinery were not impacted by the fire. While management does not currently expect the impacts of this incident to be material to the Company’s overall financial position, its assessment remains in process. The Company expects to issue an outlook for these businesses for the second quarter of 2024 once the expected impact of the incident is determined.

Non-GAAP Reconciliations:

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2024	2023
Net income	$90	$259
Interest expense, net	20	18
Income tax expense	17	56
Depreciation and amortization	76	68
EBITDA	203	401
Adjustments:
Revaluation of RFS liability, favorable	(91)	(56)
Unrealized loss (gain) on derivatives, net	24	(31)
Inventory valuation impacts, (favorable) unfavorable	(37)	20
Adjusted EBITDA	$99	$334

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings per Share

	Three Months Ended March 31,
	2024	2023
Basic and diluted earnings per share	$0.81	$1.94
Adjustments: (1)
Revaluation of RFS liability, favorable	(0.67)	(0.42)
Unrealized loss (gain) on derivatives, net	0.18	(0.23)
Inventory valuation impacts, (favorable) unfavorable	(0.28)	0.15
Adjusted earnings per share	$0.04	$1.44

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended March 31,
(in millions)	2024	2023
Net cash provided by operating activities	$177	$247
Less:
Capital expenditures	(47)	(45)
Capitalized turnaround expenditures	(12)	(8)
Return of equity method investment	3	19
Free cash flow	$121	$213

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2024	2023
Petroleum net income	$127	$259
Interest income, net	(4)	(20)
Depreciation and amortization	48	46
Petroleum EBITDA	171	285
Adjustments:
Revaluation of RFS liability, favorable	(91)	(56)
Unrealized loss (gain) on derivatives, net	24	(31)
Inventory valuation impacts, (favorable) unfavorable (1)	(37)	12
Petroleum Adjusted EBITDA	$67	$210

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended March 31,
(in millions)	2024	2023
Net sales	$1,722	$1,993
Less:
Cost of materials and other	(1,432)	(1,582)
Direct operating expenses (exclusive of depreciation and amortization)	(103)	(104)
Depreciation and amortization	(48)	(46)
Gross profit	139	261
Add:
Direct operating expenses (exclusive of depreciation and amortization)	103	104
Depreciation and amortization	48	46
Refining margin	290	411
Inventory valuation impacts, (favorable) unfavorable (1)	(37)	12
Refining margin, adjusted for inventory valuation impacts	$253	$423

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels and Metrics per Total Throughput Barrel

	Three Months Ended March 31,
	2024	2023
Total throughput barrels per day	195,792	196,494
Days in the period	91	90
Total throughput barrels	17,817,099	17,684,480

(in millions, except per total throughput barrel)
Refining margin	$290	$411
Refining margin per total throughput barrel	$16.29	$23.24

Refining margin, adjusted for inventory valuation impact	$253	$423
Refining margin adjusted for inventory valuation impact per total throughput barrel	$14.23	$23.91

Direct operating expenses (exclusive of depreciation and amortization)	$103	$104
Direct operating expenses per total throughput barrel	$5.78	$5.90

Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2024	2023
Nitrogen Fertilizer net income	$13	$102
Interest expense, net	8	7
Depreciation and amortization	19	15
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$40	$124